-------------------------------------------
																	OMB APPROVAL
																-------------------------------------------
																OMB Number
																Expires:
																Estimated average burden
																hours per response ............. 0.5
																-------------------------------------------
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1943,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] Check this box if no longer subject of Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[x] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
Watts Agent, LP
	(Last)			(First)		(Middle)
--------------------------------------------------------------------------------
	1006 Trammel Street
				(Street)
--------------------------------------------------------------------------------
	Dalton			GA			30720
	(City)			(State)			(Zip)
--------------------------------------------------------------------------------
2.  Issuer Name and Ticker or Trading Symbol
	Vinings Investment Properties Trust
VIPIS
--------------------------------------------------------------------------------
3.  IRS Identification Number of Reporting Person, if an entity (Voluntary)
--------------------------------------------------------------------------------
4.  Statement for Month/Year
	12/2000

5.  If Amendment, Date of Original (Month/Year)
--------------------------------------------------------------------------------
6.  Relationship of Reporting Person to Issuer
	(Check all applicable)

	[  ]  Director				[X]  10% Owner
	[  ]  Officer (give title below)		[   ]  Other (specify below)

--------------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check applicable line)

	[X]  Form filed by one Reporting Person
	[   ]  Form filed by more than one Reporting Person

--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

												5.
												Amount of
												Securities		6.			7.
												Beneficially		Ownership		Nature of
					3.		4.					Owned at End		Form:			Indirect
					Transaction	Securities Acquired (A)			of Issuer's		Direct (D)		Beneficial
			2.		Code		or Disposed of (D)			Fiscal Year		or Indirect (1)		Ownership
1.			Transaction	(Instr.8)		(Instr.3,4, and 5)				(Instr.3 and 4)		(Instr.4)			(Instru.4)
Title of Security		Date		-----------	---------------------------			------------------		----------------		-------------
(Instr.3)			(mm/dd/yy)	Code	V	Amount		(A) or (D)	Price
---------------------------------------------------------------------------------------------------------------------------------
None
---------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person, see Instruction 4 (b) (v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------


																10.
																Owner-
								6.								ship
						5.		Date		    7.						of
						Number of	Exercisable	    Title and				9.	Deriva-
						Derivative	and Expi-	    Amount of			Number of 	tive
				3.	4.	Securities	ration Date	    Underlying			Derivative	Security:
		2.		Trans-	Trans-	Acquired (A) or	(Month		    Securities			Securities	Direct		11.
1.		Conversion	action	action	Disposed of (D)	Day/year)	    (Instr.3 and 4)	    8.		Beneficially	(D)		Nature of
Title of 		or Exercise	Date	Code	(Instru.3,4,	-------------	    ----------------	    Price of	Owned at 	or		Indirect
Derivative	Price of		(Month	(Instr.8)	and 5)		Date	Expi-	Title      Amount	    Derivative	End of 		Indirect		Beneficial
Security		Derivative	Day/		----------		Exer-	ration	              or Number  Security	Year		(I)		Ownership
(Instr.3)		Security		Year)	Code V	 (A)	(D)	cisable	Date	              of Shares    (Instr.5)	(Instr.4)		(Instr.4)		(Instr.4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Series A			           4/29/99	P4	470,588*			Common  470,588    4.25		470,588		<D>
Convertible									Shares of
Preferred Units									Beneficial
										Interest

---------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
-----------------------------------------------------------


**  Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.

	See U.S.C. 1001 and 15 U.S.C, 78ff(a).



	/s/  Gilbert H. Watts					February 12, 2001
--------------------------------					---------------------------
	Signature of Reporting Person				Date